Exhibit 10.21

* Certain confidential information contained in this document,

marked by brackets, has been omitted and filed separately

with the Securities and Exchange Commission pursuant to

Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of May 26, 2009 (“Effective Date”) by and between Sopharma Joint Stock Company, a publicly listed company formed under the laws of Bulgaria, registered in Sofia City Court under No 19359, located at 16 IIiensko shosse str, 1220 Sofia, Bulgaria (“Sopharma”) and Extab Corporation, a corporation organized under the laws of the State of Delaware, whose principal place of business is at Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware 19801, USA (“Extab”). Sopharma and Extab are sometimes each hereinafter referred to as a “Party” or collectively as “Parties.”

WHEREAS, Sopharma is the owner of certain patent rights under EP/1586320 B1 for the territories of Bulgaria, Czech Republic, Germany, Estonia, France, Hungary, Italy, Lithuania, Latvia, Slovak Republic, Slovenia, Poland and Romania covering pharmaceutical compositions of the pharmaceutical product branded under the name Tabex® containing Cytisine;

WHEREAS, Sopharma is the owner of the trademark Tabex and all rights therein. Also Sopharma is the owner of certain technical information related to know-how, trade secrets, experimental data, formulas, expert opinions, experimental procedures, protocols, trademarks and other confidential and/or proprietary information covering pharmaceutical compositions useful for the treatment of certain human diseases and disorders;

WHEREAS, Sopharma desires that the patents and the technical information be developed additionally so that pharmaceutical compositions and commercial products resisting therefrom may be made available for Commercial Sale (as hereinafter defined) as treatments for nicotine addiction and various related human diseases and disorders;

WHEREAS, Extab desires to bring the scientific talent and know-how to explicit Sopharma’s patent rights and the technical information of Sopharma within the field of drug therapy, to bring the existing Sopharma product branded as Tabex to market within a designated territory for Commercial Sale, and to develop and market within that field and territory any improvement to that product; and

WHEREAS, Extab wishes to obtain from Sopharma the right for Extab to develop, manufacture, and sell the product under the trademark Tabex, and Sopharma is willing to grant a license to the patent rights, technical information and the trademark, subject to the tarns set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties hereby agree as follows:

1. DEFINITIONS.

When used in this Agreement, the following terms shall have the meanings set out in this Article 1. Except as otherwise explicitly provided, all references to Articles, Sections and Subsections shall refer to the Articles, Sections and Subsections of this Agreement, and all references to Schedules shall refer to the Schedules appended to this Agreement, all of which are incorporated herein by reference.

“AAA” shall have the meaning set forth in Section 11.2.

“Active Agent” shall mean Cytisine or the active pharmaceutical ingredients in the product branded by Sopharma as Tabex including Cytisine, as well as Intermediates, salts, esters and pharmaceutical compositions containing Cytisine or its bioequivalent.

*Confidential Treatment Requested

“Active Agent Product” shall mean the pharmaceutical product containing Cytisine branded under the name Tabex or any pharmaceutical, device, or combination product that is composed of, or incorporates an Active Agent, a compound or moiety that includes Active Agent or is derived from, or substantially similar to Active Agent, or an Intermediate thereof or is developed utilizing Licensed Technology.

“Affiliate” shall mean any entity which controls, is controlled by or is under common control of a Party, where “control” means beneficial ownership of more than 50% of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

“Approval” shall mean an approval granted by a Regulatory Authority for the manufacture, sale, import and use of Active Agent Product in the Extab Territory excluding pricing and reimbursement approvals granted by such Regulatory Authority.

“Commercial Sale” shall mean any transaction that transfers to a purchaser, for value, physical possession and title to an Active Agent Product, after which transfer the seller has no right or power to determine the purchaser’s resale price. Transfer of possession and title to or between Extab, an Affiliate of Extab, or sublicensee or an Affiliate of a sublicensee shall not constitute a Commercial Sale unless the Affiliate of Extab or sublicensee or an Affiliate of a sublicensee is an end user of the Active Agent Product.

“Confidential Information” shall have the meaning set forth in Section 10.1.

“Controlled” or “Controlling” shall mean possession, now or in the future, of the ability to grant a license or sublicense as provided for herein without violating the terms or any agreement or arrangement with, or the rights of, any Third Party.

“Co-Owned New IP” shall have the meaning set forth in Section 4.2(b).

“Damages” shall have the meaning set forth in Section 6.1.

“EMEA” shall mean the European Medicines Evaluation Agency (now known as European Medicines Agency) or any successor thereto which coordinates the scientific review and approval of human pharmaceutical or biologic products under the centralized procedure of the European Community.

“EEA” means countries which are from time to time signatories to the agreement on the European Economic Area, including, but not limited to, the member states from time to time of the European Union.

“Extab Territory” shall mean all countries, territories and regions of the world, excluding the Sopharma Territory.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Field” shall mean the use of the Active Agent Product for chronic nicotinism (tabacism) for smoking cessation and other diseases where the Active Agent Product may have therapeutic benefit, including but not limited to Alzheimer’s disease.

“Improvements” shall mean any and all enhancements, modifications, substitutions or beneficial alterations by Sopharma or its agents or Extab or its agents to the Licensed Technology, Active Agents or Intermediates thereof, or Active Agent Product owned or Controlled by Sopharma or Extab from time to time.

*Confidential Treatment Requested

“Intermediates” shall mean all synthetic (or reaction) precursors, products or compounds including salts and esters of Active Agent or Active Agent Product, including various formulations of the Active Agent or its bioequivalent.

“Insolvency Event” in relation to either Party, means any one of the following:

(a) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the Bulgarian Stock Exchange or London stock exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any quotation or listing on any other recognized stock exchange; or

(b) a resolution shall have been passed by that Party’s directors to seek a winding up or administration order or a petition for a winding up or administration order shall have been presented against that Party or such an order shall have been made; or

(c) a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of that Party; or

(d) a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (c) above.

“Licensed IP” shall mean the Licensed Patent Rights; Licensed Technical Information; Licensed Technology and Licensed Trademark all covering the Active Agent Product and its Field.

“Licensed Patent Rights” shall mean any and all patents and patent applications, including also rights resulting in Improvements by Sopharma:

(a) any patents issuing from such patent applications;

(b) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any the foregoing;

(c) any reissues, term extensions (or other governmental actions which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecutions, continuation-in-part, or divisions of or to any of the foregoing, whether foreign or domestic; and,

(d) all patents and patent applications arising from Improvements in the licensed Technology.

“Licensed Technology” shall mean technical and technology documentation and any subsequent Improvements.

“Licensed Technical Information” shall mean any know-how, trade secrets, experimental data, formulas, expert opinions, experimental procedures, protocols and other confidential and/or proprietary information controlled by Sopharma relating to Active Agents, Intermediates, Active Agent Products, or Improvements within the Field, whether patentable or not, including, but not limited to:

*Confidential Treatment Requested

Such information necessary or useful for or relating to: (i) the conduct of research on Active Agent Product; (ii) the formulation, including sustained-release, and immediate-release, orally disintegrating, inhaled or any other formulations, manufacture, use and/or application of an Active Agent Product; or (iii) pertaining to the Registration of an Active Agent Product; (iv) any biological or chemical material, covered by the Sopharma Patent Rights, and any Improvement thereon or modification thereto; developed or acquired by or on behalf of Sopharma before, on, or after the Effective Date.

“Licensed Trademark” shall mean Tabex® or any trademark owned by Sopharma and used in connection with the marketing and sale of products containing the Active Agent.

“Major Markets” shall means Germany, France, Italy, Japan, Spain, UK, and the U.S.

“MAA” means a marketing authorization application filed in the EEA with a Regulatory Authority.

“NDA” shall mean a New Drug Application filed with the FDA requesting approval for commercialization of a product in the U.S.A.

“Net Sales” shall mean for any country in the Extab Territory, the grass receipts (“Gross Sales”) representing sales of Active Agent Product in such country pursuant to this Agreement by Extab, its Affiliates and its and their respective sublicensees to Third Parties in finished product form (i.e., packaged and labeled for sate to the ultimate consumer), less deductions actually allowed or specifically allocated to Product for:

(a) transportation charges, including, without limitation, Insurance for transporting Active Agent Product to the extent that such charges are billed to the purchaser by Extab, its Affiliates and/or their respective sublicensees;

(b) sales, excise and consumption taxes and custom duties, and any other governmental charges imposed on the production, Importation, use or sale of Active Agent Product, to the extent that such charges are billed to the purchaser by Extab, its Affiliates and/or their respective sublicensees;

(c) trade, quantity, cash and other discounts allowed on Active Agent Product not already reflected in the amount invoiced;

(d) allowances or credits to customers on account of rejection or return of Active Agent Product;

(e) retroactive price reductions affecting Active Agent Product; and

(f) rebates, credits, charge backs, fees, reimbursements or similar payments that are granted to wholesalers and other distributors, government entities, managed care entities or other customers.

Each of the foregoing deductions from Gross Sales shall only be deducted once and only to the extent not otherwise deducted from Gross Sales. Any sales of Active Agent Product between Extab, its Affiliates and its or their sublicensees (for the purposes of contract manufacturing only), including all samples, will be excluded from the computation of Net Sales and no royalties will be payable on such sales. If Extab or its Affiliates sell Product as part of a bundle or group sale with other products not covered by this Agreement, and Extab or its Affiliates provide a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro-rata based on the selling prices of such products before taking into account the discount, allowance or rebate on Product provided as part of such bundle.

*Confidential Treatment Requested

If an Active Agent Product is sold or otherwise commercially exploited by Extab or its Affiliates in a manner such that the above means of calculating Net Sales is not possible or otherwise is inappropriate, the parties agree to negotiate in good faith a reasonable mechanism for fairly calculating the “Net Sales” resulting from such sales or other commercial exploitation. Net Sales shall be determined in accordance with international financial reporting standards (IFRS) applied in a consistent manner.

For the avoidance of doubt any disposal of Active Agent Product for, or use of Active Agent Product in, clinical or pre-clinical trials or as free samples (such samples to be in quantities common in the industry for this type of Product) shall not give rise to any deemed sale under this Agreement.

“New IP” shall mean intellectual property conceived and reduced to practice solely by or for Extab or its agents during the Term, including without limitation, New Patent Rights, New Technical information and New Technology all a result of developed and Improved Active Agent Product within the Field.

“New Patent Rights” shall mean any and all Improvements conceived and reduced to practice solely by or for Extab or its agents during the Term arising from the Licensed Products, and:

(a) any patents Issuing from such patent applications;

(b) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing;

(c) any reissues, term extensions (or other governmental actions which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecutions, continuations-in-part, or divisions of or to any of the foregoing, whether foreign or domestic; and,

(d) all patents and patent applications arising from Improvements in the New Technology.

“New Technology” shall mean Improvements to the Licensed Technology.

“New Technical Information” shall mean any know-how, trade secrets, experimental data, formulas, expert opinions, experimental procedures, protocols and other confidential and/or proprietary information Controlled by Extab relating to Active Agents, Intermediates, Active Agent Products, or Improvements within the Field, whether patentable or not, including, but not limited to:

Such information necessary or useful for or relating to: (a) the conduct of research on Active Agent Product; (b) the formulation, including sustained-release, and immediate-release; orally disintegrating, inhaled or any other formulations, manufacture, use and/or application of an Active Agent Product; or (c) pertaining to the Registration of an Active Agent Product; (d) any biological or chemical material, covered by the New IP, and any Improvement thereon or modification thereto; developed or acquired by or on behalf of Extab before, on, or after the Effective Date; and, communicated to Extab within a reasonable time after such development or acquisition.

“Non-Paying Partner” shall have the meaning set forth in Section 7.4.

“Paying Partner” shall have the meaning set forth in Section 7.4.

“Regulatory Authorities/Regulatory Authority” shall mean, depending on the context, the FDA in the U.S.A. or the corresponding regulatory or governmental authority in a given country or regulatory jurisdiction of the Extab Territory with responsibility for granting regulatory approval and pricing/reimbursement approval, where appropriate, for the manufacture, marketing, sale or use of Active Agent Product in such country.

*Confidential Treatment Requested

“Sopharma Territory” shall mean Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Libya, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

“Term” shall have the meaning set forth in Section 9.1.

“Third Party” shall mean any party other than Sopharma or Extab or an Affiliate of either Sopharma or Extab,

“United States”, “US” or “USA” shall mean the United States of America and its territories, possessions, and protectorates (inducing Puerto Rico), and the District of Columbia.

2. GRANT OF RIGHTS.

2.1 License. Subject to the terms and conditions hereof, Sopharma hereby grants to Extab and its Affiliates an exclusive license to use the Licensed IP within the Field and the Extab Territory, including the right to grant sublicenses under the Licensed IP to identify, discover, develop, make, have made, manufacture, use, offer for sale, sell, have sold, import, or have imported any Active Agent or Active Agent Product. The license includes the right to use the Licensed Trademark(s) in connection with the marketing, distribution and sale of the Active Agent Product.

Sopharma grants the License under the provision that Extab shall be obliged to exclusively purchase the Active Agent from Sopharma according to the conditions set out in the exclusive supply agreement between the Parties.

2.2 Sublicenses. Extab shall have the right to grant sublicenses under the Licensed Technology and Improvements consistent with the terms of this Agreement provided that Extab gives at least seven days prior written notice to Sopharma, and further provided, that such sublicenses are entered into in good faith. Extab shall deliver to Sopharma for informational purposes, and under an obligation of confidentiality, a copy of any sublicenses entered into pursuant to Section 3.5 hereof, and any modification or termination thereof, within 30 days after execution, modification, or termination and Extab shall ensure that:

(a) the sub-license agreement prohibits further sub-licensing by the sub-licensee, except to an Affiliate of the sub-licensee, without the prior written consent of Extab;

(b) the sub-license agreement imposes obligations of confidentiality on the sub-licensee which are no less protective than those set out in Section 10.

2.3 Development and Commercialization.

(a) Extab shall exercise, and shall require (where applicable) that its Affiliates and sub-licensees use, at its or their own expense, good faith reasonable efforts in developing Active Agent Product within the Field until Approval in each of the Major Markets and in commercializing Active Agent Product within the Field in each of the Major Markets.

(b) In commercializing Active Agent Product within the Field in each of the Major Markets, Extab shall, and Extab shall require that its Affiliates and sub-licensees shall (where applicable), at its or their own expense, use good faith reasonable efforts to commercialize the Active Agent Product and to maximize the revenues generated by sales of the Active Agent Product by itself or any sublicensee.

*Confidential Treatment Requested

(c) For the purposes of this Section 2.3, “good faith reasonable efforts” shall mean those efforts that are similar to the efforts used by pharmaceutical companies generally in relation to other products under similar commercial circumstances that have similar commercial value, status and potential to Active Agent Product. The Parties acknowledge that all commercial decisions relating to the commercialization of the Active Agent Product shall be in the sole discretion of Extab, or its Affiliates or sublicensees (where appropriate). For the avoidance of doubt Extab shall not be required by this Section 2.3 or otherwise to continue with the commercialization of Active Agent Product if for safety or efficacy reasons it decides in good faith to abandon the same.

(d) Extab shall record in written form, to the extent practical, all technical and other information relating to its research, development and manufacturing activities hereunder which documents and such activities shall be consistent with standard practices of what is normal and customary in the industry. To the extent practical, such written records shall be kept separately from written records documenting other research, development or manufacturing activities of Extab. All such written records of Extab shall be maintained in a form sufficient to satisfy any relevant Regulatory Authority and shall be open to inspection by Sopharma during normal business hours upon reasonable prior written notice.

(e) In any country within the Extab Territory in which Extab is prohibited from using the Licensed Trademark, Extab may replace the Licensed Trademark with any trade name of its choice.

2.4 Regulatory Filing. Extab shall have sole responsibility, at its expense, for preparing, assembling and submitting all approval applications needed to achieve regulatory approval for Active Agent Product in the Extab Territory. Sopharma shall have sole responsibility, at its expense, for preparing, assembling and submitting all approval applications needed to achieve regulatory approval for Active Agent Product in the Sopharma Territory which are required for the exercise of Sopharma’s rights to market Active Agent Product within the Sopharma Territory. Sopharma shall promptly provide Extab, at Sopharma’s expense, with relevant Information in Sopharma’s possession which may be required by Extab for the purposes of filing and/or maintaining Extab’s approval applications. Extab shall promptly provide Sopharma, at Extab’s expense, with relevant information in Extab’s possession which may be required by Sopharma for the purposes of filing and/or maintaining Sopharma’s approval applications.

2.5 Drug Master File, Clinical Data. During the Term, Extab shall have sole title to any drug master file, all drug master file data, and all clinical data related to Active Agent Product developed and funded by Extab during the Term, including all such data included in any regulatory filings permitted to be made by Extab under this Agreement. All regulatory filings in the Extab Territory made by Extab under this Agreement will be made in Extab’s name and will be the sole property of Extab.

Extab shall provide Sopharma with any data contained within any drug master file, all drug master file data, and all clinical data related to Active Agent Product which is developed by Extab during the Term for use in all Sopharma Territories.

3. PAYMENTS.

3.1 License Fee. As consideration for the rights granted to Extab under this Agreement and as a nonrefundable and non-creditable license fee, within 10 business days of the upon the Effective Date (but in any event not later than 30th April, 2009), Extab shall pay to Sopharma the sum of ten dollars ($10.00).

3.2 Royalty Payments.

(a) Extab shall pay to Sopharma without set-off or counterclaim (save as otherwise permitted by this Agreement) a royalty of […***…]% on Net Sales of Active Agent Product sold by Extab, its Affiliates, or sublicensees and their Affiliates in the Extab Territory throughout the Term.

*Confidential Treatment Requested

(b) Royalty payments shall be made in accordance with Section 8.1.

(c) The calculation of the amount of royalties due under the provisions of Subsection 3.2(a) shall be in accordance with the following provisions:

(i) Royalties under Subsection 3.2(a) shall be payable only once with respect to an Active Agent Product, regardless of the number of claims of the Licensed IP pertaining to such Active Agent Product, or the number of countries in which the manufacture, use or sale of an Active Agent Product occurs.

(ii) If specific value is added to an Active Agent Product by special devices for dispensing or administering such Active Agent Product or by diluents or similar exogenous materials which accompany such Active Agent Product as it is sold, then the Parties shall make a commercially reasonable determination of an amount to be deducted from the gross amount invoiced for such Active Agent Product, in order to remove from the amount of Net Sales the specific value added to such Active Agent Product by such special devices or exogenous materials.

(iii) If Extab markets and sells the Active Agent Product, containing an Active Agent, in a country within the Extab Territory with compulsory licenses for such product with Active Agent, and which compulsory licenses have a maximum royalty rate lower than that which would otherwise apply to Net Sales of such Active Agent Product pursuant to Subsection 3.2 (a) must be granted in a country, and Net Sales under such compulsory licenses exceed […***…]% of the total Net Sales of all Active Agent Product containing such Active Agent in such country in any calendar quarter, or a governmental authority in a country imposes a maximum royalty rate lower than the rate that would otherwise apply to Net Sales of such Active Agent Product pursuant to Subsection 3.2(a) in such country, then the royalty rate that would otherwise apply for such calendar quarter in such country shall be reduced to equal such lower rate.

(d) If Extab receives payment from a Third Party for sales of the Active Agent Product pursuant to a sublicense granted by Extab under Licensed Technology in money or its equivalent (to include without limitation any royalty or sales based milestone), Extab shall pay Sopharma an amount in US Dollars equal to the greater of:

(i) […***…] percent ([…***…]%) of any such payment or value received by Extab; or

(ii) […***…] percent ([…***…]%) on Net Sales of Active Agent Product sold by such sublicensee in the Extab Territory

All other monies received by Extab in the form of sublicense payments shall accrue to the exclusive benefit of Extab and no payment shall be due Sopharma.

3.3 Sublicenses. No later than the one-year anniversary of the termination of this Agreement other than by virtue of a material breach by Sopharma, any sublicenses granted by Extab shall terminate. In lieu of termination, Extab may elect to assign to Sopharma some or all of the sublicenses, free of charges and expenses, and Sopharma shall be entitled to all rights (including payment of royalties and fees thereunder) and obligations of Extab thereunder. Termination of this Agreement due to the uncured material breach of Sopharma shall not affect existing sublicenses, which may continue under their terms.

4. OWNERSHIP OF CERTAIN INTELLECTUAL PROPERTY.

4.1 Licensed IP. Sopharma is and shall remain the sole owner of Licensed IP, and Extab has no rights in or to Licensed IP other than the rights specifically granted herein.

*Confidential Treatment Requested

4.2 New IP.

(a) Extab is and shall remain the sole and exclusive owner of any and all New IP Issued or registered in the Extab Territory. Sopharma has no rights in or to New IP in the Extab Territory other than the rights specifically granted herein.

(b) Extab and Sopharma shall jointly own New IP issued or registered in the Sopharma Territory (“Co-Owned New IP”). The Parties agree to execute any necessary assignments to cause the Co-Owned New IP to be jointly owned in the Sopharma Territory.

4.3 Licensing of Co-Owned New IP. Neither Party shall license the Co-Owned New IP within the Sopharma Territory without the written consent of the other. If Co-Owned New IP is licensed by either Party to a third party for all or any part of the Sopharma Territory, the Parties hereby agree that the licensing revenue from such license shall be distributed equally between the Parties within 60 days of its receipt by the licensing Party, and each licensing Party shall have a duty of accounting to the other for such revenue.

5. WARRANTIES AND REPRESENTATIONS.

5.1 Representations by Sopharma. Sopharma expressly represents and warrants:

(a) to its best knowledge, it has good and valid title to the Licensed Technology, and is not the subject of any pending or threatened legal action, including, but not limited to, any assertion by any Third Party that any of the intellectual property rights is invalid, unenforceable or violates the rights of any Third Party;

(b) it has the authority to grant the rights including the exclusive rights granted herein to Extab, and that such grant of rights hereunder are free and clear of any known claims, encumbrances, liens, security interests and rights of third parties;

(c) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Extab enforceable against Extab in accordance with its terms; and

(e) it is not subject to any pending or threatened (I) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (II) litigation, regulatory, judicial or arbitral proceeding or order, or (III) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

5.2 Representations by Extab. Extab expressly represents that:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Sopharma enforceable against Sopharma in accordance with its terms; and

(c) it is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

*Confidential Treatment Requested

5.3 Warranty Disclaimer. Other than that described in Sections 5.1 and 5.2, nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by Sopharma as to the validity or scope of the Licensed IP;

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties;

(c) an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 7; or

(d) a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of Sopharma or other persons other than as provided in Section 2 hereof.

5.4 No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Parties understand that the development and commercialization of an Active Agent Product will involve approvals by regulatory authorities, and that neither Party is guaranteeing the safety or efficacy of such product, or that such Active Agent Product will receive the required approvals.

5.5 Disclaimer of Liability. In no event will either Party be liable to the other for any incidental, special or consequential damages resulting from the exercise of Extab’s rights under the licenses granted pursuant to this Agreement or the use of the Licensed IP.

6. INDEMNIFICATION AND INSURANCE.

6.1 Indemnification.

(a) Extab shall indemnify, hold harmless and defend Sopharma, its Affiliates and its and their respective trustees, officers, employees, consultants and agents, and the sponsors of the research that led to the Licensed Patent Rights, except to the extent of their gross negligence or willful misconduct, against any and all liability (including without limitation product liability) and/or loss, damage or expense (including reasonable attorney’s fees) (collectively, “Damages”) with respect to any claims, suits, demands, judgments or causes of action arising out of:

(i) the development, manufacture, storage, use, sale or other distribution, or any other use of Active Agent Product or Licensed Patent Rights, or exercise of rights granted hereunder, by Extab, its Affiliates or sublicensees or their Affiliates, distributors, agents or representatives, excluding any liability arising from third party claims of infringement;

(ii) the use by end-users of Active Agent Product sold in the Extab Territory pursuant to rights granted under this Agreement;

(iii) any representation, warranty or statement by Extab or its Affiliates, sublicensees or their Affiliates, distributors, agents or representatives, to a third party concerning Sopharma or the Licensed IP or the Active Agent Product that is false or materially misleading; or

(iv) any breach by Extab of any material term, provision, or covenant of this Agreement, and any inaccuracy in any representation or warranty made by Extab in this Agreement.

*Confidential Treatment Requested

In the event any such claims, demands or actions are made, Extab shall defend Sopharma at Extab’s sole expense by counsel selected by Extab, subject to approval by Sopharma, which such approval is not to be unreasonably withheld.

(b) Sopharma shall indemnify, hold harmless and defend Extab, its officers, directors, employees, attorneys, consultants and agents, except to the extent of their gross negligence or willful misconduct, against any and all Damages incurred or sustained by any Extab Indemnified party with respect to any claims, suits, demands, judgments or causes of action arising out of:

(i) any breach by Sopharma of any material term, provision, or covenant of this Agreement;

(ii) any inaccuracy in any representation or warranty made by Sopharma in this Agreement;

6.2 Insurance. In addition to the foregoing, from and after the time Extab or any Affiliate or sublicensee or any Affiliates of a sublicensee begins clinical trials on any Active Agent Product, Extab shall maintain, during the Term, comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers, or shall provide an explanation of self insurance, to cover the activities of Extab, its Affiliates and sublicensees or any Affiliate of a sublicensee, if any, contemplated by this Agreement. Such insurance shall include Sopharma as a named insured, shall require prior notice to Sopharma before cancellation and shall, to the extent reasonably possible, be in an amount which is customarily carried by companies at a comparable stage of development or introduction of new pharmaceutical or biologic products, Extab shall provide Sopharma with a copy of any such insurance policy and schedule promptly upon receiving a written request for the same from Sopharma.

6.3 Tender of Defense for Damages. Promptly upon receipt by either Party of a notice of a claim by a Third Party which may give rise to a claim for Damages under Section 6.1 or 6.2 of this Agreement, the Indemnified party shall give written notice thereof to the indemnifying party. Upon tender of defense, (a) the indemnifying party shall undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the indemnifying party, in its sole discretion, shall elect, (b) the indemnified party shall cooperate as reasonably requested (with reasonable out of pocket expenses, but not soft costs, being reimbursed by the indemnifying party) in the defense of the claim, provided, however, that the indemnifying party may not agree to any settlement which would invalidate any claim of any Licensed Patent Right or any Improvement or which would impose any ongoing obligation on the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to participate in the defense or prosecution of any claim, including hiring their own counsel at the indemnified party’s own expense, and the indemnifying party shall cooperate with the indemnified party if the indemnified party does so participate. If the indemnifying party fails or refuses to defend any tendered third party claim for Damages, the indemnifying party may nevertheless, at its own expense, participate in the defense of such claim by the indemnified party and in any and all settlement negotiations relating thereto. In any and all events, the indemnifying party shall have such access to the records and files of the indemnified party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

6.4 Limitation of Liability. Except with respect to damages arising from a Party’s willful and knowing breach of its obligations under Article 10, under no circumstances shall a Party be liable for special, incidental, punitive or consequential damages, even if such Party has been advised of the possibility or likelihood of such damages. Notwithstanding the forgoing limitation, a Party may be liable for lost profits or loss from business interruption, but only in the event that (a) a court of competent jurisdiction finds that (i) the liable Party is the direct cause of such damages, (ii) the conduct of the liable Party was grossly negligent or willful, (iii) the damaged Party’s conduct did not contribute to such damages, and (iv) the damaged Party was not reasonably able to mitigate such damages without undue cost; and (b) only to the extent of losses/damages that are not otherwise covered by a policy of insurance held by or on behalf of the damaged Party.

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7. PROSECUTION, MAINTENANCE OF INTELLECTUAL PROPERTY.

7.1 Prosecution and Maintenance of Licensed Patent Rights. Sopharma shall have full control over the prosecution and maintenance of the patent applications and patents contained in the Licensed Patent Rights, including the obligation to prepare, file, prosecute, maintain, defend or extend all patent applications and issued patents covered by Licensed Patent Rights, provided, however, that Sopharma shall reasonably consult with Extab, and follow Extab’s reasonable general directions, on the most appropriate manner to prosecute and maintain patent applications and issued patents in the Licensed Patent Rights in the Extab Territory to protect the mutual interests of the Parties. Sopharma and its patent counsel will Keep Extab advised of the status of such prosecution and maintenance of Licensed Patent rights in the Extab Territory by reasonably consulting with Extab in connection with such prosecution and maintenance, and by providing Extab with copies of all patent applications and patents, and all official communications with respect to such patent applications and patents contained in Licensed Patent Rights as follows:

(a) in respect of any urgent or material communication Sopharma shall ensure that this is provided promptly to Extab after the date of receipt;

(b) In all other cases Sopharma shall provide for a quarterly update within 30 days of the end of each calendar quarter commencing on the Effective Date.

7.2 Reversion of Licensed Patent Rights. Extab shall have the right to assume responsibility for the prosecution and maintenance of the Licensed Patent Rights in the event Sopharma intends to forego its obligations as set forth in Section 7.1 above. Sopharma shall give Extab 60 days’ written notice prior to foregoing its responsibility to prosecute and maintain any patents and patent applications covered by Licensed Patent Rights so as to permit Extab time to exercise its rights hereunder. In the event Sopharma elects to forego its obligation to maintain any issued patent or prosecute any patent application covered by Licensed Patent Rights, at the written request of Extab, Sopharma shall transfer and assign such patent application or patent to Extab within 30 days of such notice and such patent application or patent shall no longer fall under the definition of Licensed Patent Rights. Notwithstanding any other provisions of this Agreement, Sopharma shall thereafter not be responsible for any future obligations (Including costs and expenses) in connection with such patent application or patent after the effective date of such election by Extab.

7.3 Prosecution and Maintenance of New Patent Rights.

(a) Extab Territory. Extab shall, at its own cost, have full control over the prosecution and maintenance of the patent applications and patents contained in the New Patent Rights for the Extab Territory.

(b) Sopharma Territory. The Parties shall have joint control over the prosecution and maintenance of the patent applications and patents contained in the New Patent Rights for the Sopharma Territory. The Parties shall share equally the costs and fees associated with the prosecution and maintenance of the patent applications and patents contained in the New Patent Rights for the Sopharma Territory. The Parties shall reasonably consult on the most appropriate manner to prosecute and maintain patent applications and issued patents in New Patent Rights in the Sopharma Territory to protect the mutual interests of the Parties. Each party will keep the other Party advised of the status of such prosecution and maintenance of New Patent rights in the Sopharma Territory, including providing to the other Party copies of all patent applications and patents, and all official communications with respect to such patent applications and patents contained in New Patent Rights for the Sopharma Territory.

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7.4 Reversion of New Patent Rights in the Sopharma Territory. In the event one Party (the “Non-Paying Party”) chooses not to contribute Its pro rata shares of the costs and fees associated with the prosecution and maintenance of the patent applications and patents contained in the New Patent Rights for the Sopharma Territory, the other Party (the “Paying Party”) shall have the right to assume responsibility for such prosecution and maintenance of the New Patent Rights in the Sopharma Territory. In the event the Non-Paying Party elects to forego Its obligation to contribute pro rata to maintain any issued patent or prosecute any patent application covered by New Patent Rights in the Sopharma Territory, at the written request of the Paying Party, the Non-Paying Party shall transfer and assign such patent application or patent to the Paying Party within 30 days of such notice and such patent, application or patent shall no longer fall under the definition of New Patent Rights. Notwithstanding any other provisions of this Agreement, the Non-Paying Party shall thereafter not be responsible for such future obligations (including costs and expenses) in connection with such patent application or patent after the effective date of such election by the Paying Party.

7.5 Defense Against Infringement.

(a) If Extab or Sopharma becomes aware of any actual or threatened Infringement of any Licensed IP or New IP, then that Party shall promptly notify the other and the Parties shall discuss the most appropriate action to take. Both Parties shall use their best efforts in cooperating with each other to terminate such Infringement without litigation.

(b) If, within 120 days after the date of notification of Infringement, attempts to abate such Infringement are unsuccessful, then:

(i) Sopharma Territory. Sopharma shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Licensed IP and/or Co-Owned New IP in the Sopharma Territory, to the extent permitted by law. Extab shall cooperate with Sopharma as reasonably requested, at Sopharma’s expense. Extab hereby agrees to join any such Infringement suit brought by Sopharma, and at Sopharma’s expense, regarding the New IP if required by applicable law as an indispensable party. Sopharma is entitled to any recovery or damages arrived from such action following reimbursement of Extab’s expenses (if any) related thereto. Extab shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Co-Owned New IP in the Sopharma Territory, to the extent permitted by law. Sopharma shall cooperate with Extab as reasonably requested, at Extab’s expense. Sopharma hereby agrees to Join any such infringement suit brought by Extab, and at Extab’s expense, regarding the Co-Owned New IP if required by applicable law as an indispensable party. Extab is entitled to any recovery or damages arrived from such action following reimbursement of Sopharma’s expenses (if any) related thereto.

(ii) Extab Territory. Extab shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Licensed IP the Extab Territory, to the extent permitted by law, so long as Extab remains the exclusive licensee of the Licensed IP in the Extab Territory. Extab shall have the right, under its own control and at its own expense, to prosecute any third party Infringement of the New IP in the Extab Territory, to the extent permitted by law. Sopharma shall cooperate with Extab as reasonably requested, at Extab’s expense. Sopharma hereby agrees to join any such infringement suit brought by Extab, and at Extab’s expense, regarding the Licensed IP if required by applicable law as an indispensable party. Extab is entitled to any recover or damages arrived from such action following reimbursement of Sopharma’s expenses (if any) related thereto.

(c) If either Party who has a right to bring an infringement suit under section 7.5(b) elects not to institute or prosecute any suit to enjoin or recover damages from any infringer of any Licensed IP or New IP within six months of receiving notice of infringement, then the other Party alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained, subject to reimbursement to the other Party for its expenses. The Party who has a right to bring an infringement suit under section 7.5(b) but elects not to hereby agrees to join any such suit, at the other Party’s expense, as a legally indispensable party if necessary under applicable law. Extab and Sopharma acknowledge that neither will settle any action commenced by it in a manner that is prejudicial to any Licensed IP or New IP without the other Party’s prior written approval; such approval shall not be unreasonably withheld, delayed or conditioned.

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7.6 Third Party Infringement Claims.

(a) In the event the making, using, offering for sale, selling or importation of any Active Agent Product becomes the subject of a claim, against either Party, of infringement of any patent or other proprietary right of any third party anywhere in the world by virtue of the incorporation of any portion of the Licensed IP or New IP therein, such Party shall promptly give notice to the other Party and meet to consider the claim and the appropriate course of action.

(b) In the event of a Third-Party claim or action against Extab alleging that the practice of the Licensed IP in discovering, developing, making, using, offering for sale, selling importing or having imported Active Agent Product within the Field in a country infringes such Third Party’s patent in such country, and Extab is ordered by a competent court of law or government agency from which no appeal can be had or is taken within the allowed time limits or is obligated by a settlement agreement to pay royalties or other payments to such Third Party on account of such infringement claim or action, then any such sums paid or agreed to he paid by Extab to such Third Party to resolve such infringement claim or action shall also be creditable on a dollar for dollar basis against any future royalties due from Extab to Sopharma to the extant only that such payment relates to the practice of the Licensed Patent Rights In discovering, developing, making, using, offering for sale, selling importing or having imported Active Agent Product within the Field in a country.

(c) In the event of a Third-Party claim or action against either Party alleging that the practice of the New IP in discovering, developing, making, using, offering for sale, selling importing or having imported Active Agent Product within the Field in a country infringes such Third Party’s patent in such country, and this Party is ordered by a competent court of law or government agency from which no appeal can be had or is taken within the allowed time limits or is obligated by a settlement agreement to pay this expense to such Third Party on account of such infringement claim or action, then any such monies paid or agreed shall be paid by the Party held liable.

(d) Extab and Sopharma shall have the right to conduct the defense against any claim or action under Subsection 7.5 (a) or (b) brought against Extab or Sopharma, as the case may be, and shall have the right and authority to settle any such suit in consultation between both Parties, provided that either Party shall not make any admission or take any action or settle any such suit without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned.

(e) Any reasonable expenses incurred by Extab in connection with the conduct of such defense concerning Licensed IP, including, but not limited to, attorneys fees and costs, may be offset against any future royalties owed by Extab to Sopharma.

7.7 Marking.

(a) To the extent permitted by applicable laws and regulations, Extab shall mark and to cause any Affiliate or sublicensee to mark any Active Agent Products or their containers or labels, or in an Orange Book or like listing made, sold, or otherwise disposed of by it or them in the Extab Territory with any notice of patent rights for the Licensed Patent Rights necessary or desirable under applicable law to enable the Licensed Patent Rights to be enforced to their full extent in any country where Active Agent Products are made, used or sold.

(b) To the extent permitted by applicable laws and regulations, Sopharma shall mark and to cause any Affiliate or sublicensee to mark any product incorporating the New Patent Rights or their containers or labels, or in an Orange Book or like listing made, sold, or otherwise disposed of by it or them in the Sopharma Territory with any notice of patent rights for the New Patent Rights necessary or desirable under applicable law to enable the New Patent Rights to be enforced to their full extent in any country where such products s are made, used or sold.

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8. REPORTING, VERIFICATION AND PAYMENT.

8.1 Books, Records and Payment.

(a) Extab shall keep, and shall require any Affiliates and sublicensees or any Affiliates of a sublicensee selling Active Agent Products in the Extab Territory to keep, proper records and books of account, in accordance with good accounting practices, showing the gross and Net Sates (and all relevant deductions showing the difference between gross and Net Sales) in the Extab Territory on a country by country basis upon which the royalty payments of Extab are based, and all other information necessary for the accurate determination of payment to be made hereunder. Extab shall deliver to Sopharma, within 45 days after each calendar quarter, a comprehensive report showing the information on which the payments herein provided are calculated, including a breakdown of income from Net Sales of each Active Agent Product in each country of the Extab Territory, along with the royalty payments due for such calendar quarter.

(b) Unless otherwise stated herein all payments payable pursuant to this Agreement shall be paid within 45 days following the end of each calendar quarter in which Extab receives payments. Payments made within this 45 day period shall be deemed timely for the purposes of this Subsection. To the extent that payments due pursuant to this Subsection are not paid within the 45 day period, such outstanding sums shall accrue interest from the date due, to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the US Federal Funds Rate on the last day of the calendar quarter plus 3%. The payments to be made hereunder to Sopharma shall be made by wiring the required amount to Sopharma’s bank in accordance with Sopharma’s instructions or by mailing or sending by commercial courier checks for the required amount to Sopharma’s address as set forth in Section 13.

8.2 Audit. On reasonable written notice, Sopharma, at its own expense, shall have the right, no more than twice a year, to have an independent certified public accountant, as approved by Extab (such approval not to be unreasonably withheld, delayed or conditioned), inspect and/or audit the books and records of Extab, including any Net Sales reports received from its Affiliates and its sublicensees or any Affiliates of a sublicensee, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than seven years following the expiration of such period. The expense of any such audit shall be borne by Sopharma except that if the results of the inspection reveal that Extab has underpaid Sopharma or overstated expenses by 10% or more in any calendar year, then the accountant’s fees shall be paid by Extab. Any such discrepancies shall be promptly corrected by payment by the Extab. Extab shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

8.3 Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to Sopharma in United States Dollars within 45 days after each calendar quarter. Dollar amounts shall be calculated using the average daily foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency during the calendar quarter in which the Net Sales in the Field upon which the royalties are based actually occurred. Subject to Section 8.5, when royalties or other payments are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, Extab has the right to place Sopharma’s royalties in a bank account in such country in the name of and under the sole control of Sopharma; provided, however, that the bank selected be reasonably acceptable to Sopharma and that Extab inform Sopharma of the location, account number, amount and currency of money deposited therein. After Sopharma has been so notified, those monies shall be considered as royalties duly paid to Sopharma and will be completely controlled by Sopharma, and Extab will have no further responsibility with respect thereto.

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8.4 Taxes. Extab shall be initially responsible for the payment of any and all taxes that may be levied by a proper taxing authority on account of any royalties accruing to Sopharma under this Agreement. However, Extab shall be entitled to deduct from its payments to Sopharma the entire amount of any withholding taxes required to be withheld by law to the extent Extab pays to the appropriate governmental authority such taxes. Extab shall deliver to Sopharma upon Sopharma’s written request, proof of payment of all such taxes. Each Party shall provide assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law or double tax treaty.

8.5 Exchange control. If at any time legal restrictions prevent the prompt remittance of part or all of payments owed hereunder with respect to any country in the world where an Active Agent Product is sold, payment shall be made through any lawful means or methods that may be available as the Parties shall reasonably determine.

9. TERM AND TERMINATION.

9.1 Term. Unless earlier terminated under this Section 9, the term of this Agreement shall begin on the Effective Date of this Agreement and shall remain in force for a period of 15 years from the Effective Date (“Term”) and may be extended by mutual agreement of the Parties.

9.2 Extab Rights of Termination.

(a) Extab shall have the right to terminate this Agreement 60 days after receipt by Sopharma of a written notice from Extab informing Sopharma that Extab is no longer willing or able to pursue the exploitation of Licensed Patent Rights provided that in the event that this Agreement is terminated in such circumstances Extab shall use its best efforts to reduce the cost and/or loss incurred or suffered by any Third Party or sublicensees arising as a result of such early termination and Extab shall in any event pay all fees outstanding to such Third Party or sublicensees which they are contractually committee to pay and all fees and pass through costs incurred up to date of such termination.

(b) Extab shall have the right, in its sole and absolute discretion, to terminate this Agreement if Extab has not received at least US $[…***…] million in financing within 12 months following the Effective Date.

9.3 Sopharma Rights of Termination.

(a) Sopharma shall have the right to terminate this Agreement upon written notice if that certain Supply Agreement dated of even date hereof between Sopharma and Extab terminates or expires.

(b) Sopharma shall have the right, in its sole and absolute discretion, to terminate this Agreement upon written notice within 30 days if Extab has not received at least US $[…***…] million in financing within 12 months following the Effective Date.

9.4 Termination for Material Breach by Either Party.

Either Party may, at its option, terminate this Agreement for cause in the event that the other Party commits a material breach of this Agreement, and falls to cure such breach as follows:

(a) immediately upon written notice following the occurrence of an insolvency Event of the other Party at any time during the Term; or

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(b) in all other cases, following a cure period of (i) 90 days after receipt of a written notice of such breach from the non-breaching Party, or (ii) an extended cure period of 180 days following receipt of the written notice of such breach from the non-breaching Party, if such material breach cannot be reasonably remedied within the applicable Initial cure period of 90 days provided that the Party in material breach is diligently endeavoring to remedy such material breach and that it may be reasonably concluded that such material breach is remediable within such extended cure period. After the end of the applicable cure period, if the breach remains uncured, then the Party having the right of termination may exercise its termination option by giving the breaching Party prior written notice, of at least 15 days, of its election to terminate,

9.5 Consequences of Termination.

(a) In the event of termination of this Agreement for any reason whatsoever:

(i) The breaching Party shall not be released from any obligations incurred hereunder, and the non-breaching Party shall be entitled to pursue an action for damages or other relief arising as a result of such material breach;

(ii) The non-breaching Party shall not thereby be discharged from any liability or obligation to the breaching Party which became due or payable prior to the effective date of such termination;

(iii) The rights and obligations of the Parties under Sections 3.2, 4, 5.5, 6.1, 6.3, 6.4, 8.1 (to the extent payment is due and owing), 9.5, 10, 11, 13 and 14 shall survive any termination of this Agreement;

(iv) Provided that Extab has not utilized any patents other than the Licensed IP with respect to the development of the Active Agent Product, then at Sopharma’s written request and commensurate with legislative and regulatory requirements and free of all charge, cost and expense to Extab, Extab shall, and Extab shall procure that its Affiliates and sub-licensees or any Affiliates of a sublicensee shall, transfer to Sopharma or its nominee all MAAs, INDs, NDAs and other regulatory filings and approvals for Active Agent Product. In any country in which such a transfer is not possible Extab shall ensure that Sopharma has the benefit of the relevant MAAs, INDs, NDAs and other regulatory filings and approvals and to this end consents to any Regulatory Authority cross-referencing to the data and information on file with any Regulatory Authority as may be necessary to facilitate the granting of second MAA, NDAs, regulatory filings and approvals to Sopharma, and Extab shall complete whatever other procedures are necessary in relation to the same to enable Sopharma freely to develop and sell the Active Agent Product in substitution for Extab.

(b) In the event of termination of this Agreement pursuant to Section 9.2 (a) or 9.4:

(i) If Extab, its Affiliates or its sublicensees then possess Active Agent Product, have started the manufacture thereof or have accepted orders therefor, (x) Extab, its Affiliates or its sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Active Agent Product, in order to fulfill such accepted orders, subject to the obligation of Extab to pay Sopharma the royalty payments therefor as provided in Section 3 of this Agreement; and (y) provided further that if termination is a result of the breach of Sopharma as set forth in Section 9.4, then the Iicense granted under Section 2.1 and the rights granted under Section 2.2 will continue for one year after the date of termination and the right granted under clause (x) above will arise at the end of the one year post-termination period;

(ii) Subject to Subsection 9.4(b)(i), Extab shall discontinue, and shall cause its Affiliates to discontinue, the manufacture, use, marketing and sale of Active Agent Products if the discovery, identification, development, manufacture, use or sale would infringe any Enforceable Claims of the Licensed Patent Rights;

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(iii) All rights sold, assigned or transferred by Sopharma to Extab under Section 2 shall revert to Sopharma, and Extab execute all instruments necessary and desirable to revest such rights to Sopharma, and

(iv) Upon any termination of this Agreement in its entirety because of a breach by one Party and the failure of said Party to cure such breach within the time prescribed herein this Agreement, neither Party waives any rights to any remedies it may have arising from the termination. In the event of any breach by a Party with respect to obligations that continue after a termination in its entirety of this Agreement, the non-breaching Party shall have all remedies available to it as if this Agreement were still in effect on the date of such breach.

10. CONFIDENTIAL INFORMATION.

10.1 Confidential Information. All confidential business, scientific, technical and financial information related to the Licensed IP and New IP communicated by each Party to the other, including, without limitation, information contained in patent applications and in royalty reports, (collectively, “Confidential Information”) shall be received in strict confidence by the other Party, its Affiliates and sublicensees and any Affiliates of a sublicensee, used only for the purposes of this Agreement and not disclosed by the recipient Party, its Affiliates and sublicensees or their Affiliates or their respective agents or employees without the prior written consent of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient Party, its employees agents, successors, or assigns, (c) was lawfully disclosed to the recipient Party by a Third Party having the right to disclose it, (d) was already known by the recipient Party at the time of disclosure and recipient can so demonstrate by competent written proof or (e) is required to be disclosed to a governmental agency pursuant to such agency’s rule and regulations in order to secure regulatory approval, provided that the recipient Party shall first give notice to the disclosing Party of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such Information. Nothing contained herein shall prevent Extab or its Affiliates from disclosing information to sublicensees so long as such sublicensees agree to be bound by these confidentiality provisions,

10.2 Use of Confidential Information. Except as provided in this Agreement, neither Party shall use for its own benefit or the benefit of any Third Party, or disclose, publish, release, transfer or otherwise make available to any Third Party, any Confidential Information of the other Party without the other Party’s prior written consent. Each of Sopharma and Extab, however, shall be permitted to disclose Confidential Information of the other to contractors and Third Parties, and its employees, Affiliates, accountants, attorneys and other agents to the extent such disclosure is reasonably necessary for the performance of its duties and obligations hereunder or, with respect to Extab, its use and enjoyment of licensed Patent Rights. Each of Sopharma and Extab shall be responsible for any violation of the confidentiality obligations set forth herein by any of the foregoing.

11. CHOICE OF LAW; DISPUTE RESOLUTION.

11.1 Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the United States of America and the State of Delaware, as applied to contracts executed and performed entirely within the United States of America and the State of Delaware, without regard to conflicts of laws rules, provided, however, that issues concerning the validity and construction of patents, trademarks and other intellectual property shall be determined in accordance with the laws of the country under which such intellectual property rights were granted.

11.2 Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties shall hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such

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dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association (“AAA”) with a panel of three arbitrators in Wilmington County, Delaware; provided, however, that the State of Delaware Code of Civil Procedure shall apply to any such proceeding. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The language of the arbitration will be English. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party’s costs. The decision of the arbitrators shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

12. COMMERCIALIZATION.

12.1 Development and Performance Requirements. Extab shall strive to submit an NDA or its equivalent for an Active Agent Product to the FDA or EMEA and the NDA or equivalent must be accepted by the FDA or EMEA within […***…] from the Effective Date of this Agreement. In the event an NDA or equivalent is not accepted by the FDA or EMEA within the prescribed time period as set forth herein, Extab shall have […***…] from the date of non-acceptance to resubmit its NDA or equivalent to the FDA or EMEA for reconsideration. Upon final rejection of Extab’s resubmitted NDA or equivalent, this Agreement shall terminate and all rights granted to Extab hereunder shall terminate.

12.2 Progress Reports. Extab shall provide to Sopharma, on a confidential basis, on or before January 31 of each year, with a written report summarizing its progress with respect to its use of Licensed Patents Rights, and subsequently with respect to the development and commercialization of Active Agent Product within the Field in the Major markets, as appropriate. Such report shall include the current status of and timetable for preclinical studies and estimated dates for initiation and completion or clinical trials, and/or the status of and timetables for worldwide commercialization.

12.3 Governmental Agency Registration. Extab shall register this Agreement with any governmental agency that requires such registration, and Extab shall pay all costs and legal fees in connection therewith. In addition, Extab shall use reasonable commercial efforts to assure that all USA and International laws affecting this Agreement or the sale of Active Agent Product of which it is aware are fully satisfied.

12.4 Use of Names of Parties. Neither Party shall have the right to publicize this Agreement or its relationship with the other Party without the other Party’s prior written approval, except as provided in this Section 12.3 and as may be required to comply with federal or state laws and regulation or the rules of any stock exchange.

13. ADDRESSES.

Any notice or other communication given under this Agreement shall be in writing in the English language and shall be:

(a) delivered by hand; or

(b) sent by pre-paid airmail; or

(c) sent by fax (confirmed by pre-paid airmail placed in the post on or on the day after the date of transmission);

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to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other Party in writing.

Sopharma JOINT STOCK COMPANY

16 Iliensko Shosse Str,

1220 Sofia, Bulgaria

Attn: Chairman & CEO Mr. Ognian Donev

Tel No: +359 2 936 20 63

Fax No. + 359 2 936 02 86

Extab Corporation

Corporation Trust Centre,

1209 Orange Street,

Wilmington, Delaware

19801, USA

Attn: Rick Stewart, Chairman & Chief Executive Officer

FAX:

or to such subsequent addresses as either Party may furnish the other by giving notice thereof as provided in this Section 13. Any notice given under Section 13 shall be deemed to have been received on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery; or on the fifth business day from and including the day of posting in the case of pre-paid airmail; or on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post/airmail as provided above).

In this Section 13, business day shall mean a business day in the country to which the notice is sent.

14. MISCELLANEOUS.

14.1 Assignment. This Agreement shall be assignable by a Party to its Affiliates upon 30 days’ prior written notice to the other Party; such written notice shall also contain an explanation by the assigning Party of why such assignment shall occur. If a Party assigns this Agreement to an Affiliate, the Party shall still be responsible for all of its obligations as specified in this Agreement. Any assignment other than to an Affiliate without the prior written consent of the other Party shall be void; provided, however, that either Party may assign this Agreement without prior consent (a) to the purchaser of all or substantially all of a Party’s assets; or (b) to the successor following the merger or consolidation of a Party with another company. This Agreement shall be binding upon and inure to the benefit of Sopharma, Extab and their respective permitted assigns and successors in interest.

14.2 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.3 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

14.4 Force Majeure. Any delays in performance by any Party under this Agreement other than the payment of monies due shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, earthquake, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

*Confidential Treatment Requested

14.5 Independent Contractors. In making and performing this Agreement, Sopharma and Extab act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Sopharma and Extab. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

14.6 Severability; Government Acts. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be modified in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent. If any act, regulation, directive, or law of a country, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of a Party under this Agreement, and if either Party to this Agreement is materially adversely affected thereby, then the Parties shall use commercially reasonable efforts to attempt to negotiate a lawful and enforceable modification to this Agreement which substantially eliminates the material adverse effect; provided that, failing any agreement in that regard, the Party that is materially adversely affected shall have the right, at its option, to suspend or terminate this Agreement as to such country.

14.7 Waiver. Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

14.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement. Except as expressly set forth in this Agreement, neither Party grants to the other by implication, estoppel or otherwise, any right, title license or interest in any intellectual property right. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

14.9 Publicity & Non-disclosure. Except as required by law or by the rules of any stock exchange, each Party shall not, and shall procure that their respective personnel, their respective associates and the personnel of their respective associates shall not, make any announcement, or comment upon, or originate any publicity, or otherwise provide any information to any Third Party (other than its legal advisors) concerning this Agreement including but not limited to, the fact that the Parties are engaging in discussions, the existence of this Agreement, the terms of this Agreement, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned.

14.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each one of which need not contain the signature of more than one Party but such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, THE PARTIES, THROUGH THEIR DULY AUTHORIZED OFFICERS, HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

By:	/s/ Dr. Ognian Donev

Name: Dr. Ognian Donev
Title: Chairman and CEO of Sopharma JOINT STOCK COMPANY

*Confidential Treatment Requested

EXTAB CORPORATION

By:	/s/ Rick Stewart
Name:	Rick Stewart
Title:	Chairman

*Confidential Treatment Requested